Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-265978 and 333-282032) on Form S-3 and (Nos. 333-257027, 333-265977, 333-270968 and 333-278341) on Form S-8 of our report dated March 24, 2025, with respect to the consolidated financial statements of Centessa Pharmaceuticals plc.

/s/ KPMG LLP

Boston, Massachusetts
March 24, 2025